Exhibit 99.1

News Release

Contacts: Chip Swearngan, Metavante Corporation

414-357-3688, chip.swearngan@metavante.com or

Kirk Larsen (investors), Metavante Corporation

414-357-3553, kirk.larsen@metavante.com

METAVANTE ANNOUNCES ELEVENTH MEMBER OF ITS

BOARD OF DIRECTORS; FILES THIRD-QUARTER 10-Q

MILWAUKEE – Nov. 14, 2007 – Metavante Technologies, Inc. (NYSE:MV) today announced the election of the eleventh member of its Board of Directors, which completes the board’s membership.

Metavante has appointed Shantanu Narayen to its Board of Directors. Mr. Narayen, 43, is President and Chief Operating Officer of Adobe, one of the world’s largest software companies. Mr. Narayen joined Adobe in 1998 and was named president and COO in January 2005. He serves on the Advisory Board of the Haas School of Business, University of California at Berkeley.

In a separate action, Metavante also today filed its quarterly report on Form 10-Q with the Securities and Exchange Commission for the period ended Sept. 30, 2007, which reports Metavante Corporation’s operations and financial results. The report is available on the investor relations page of the company’s web site www.metavante.com and also at the SEC’s EDGAR database. Financial results for Metavante Corporation were previously reported on Oct. 17, 2007, by Marshall & Ilsley Corporation (NYSE:MI), from which Metavante Technologies was separated as a new public company on Nov. 1, 2007.

About Metavante

Metavante Technologies, Inc. (NYSE:MV) is the parent company of Metavante Corporation. Metavante Corporation delivers banking and payments technologies to over 8,600 financial services firms and businesses worldwide. Metavante products and services drive account processing for deposit, loan and trust systems, image-based and conventional check processing, electronic funds transfer, consumer healthcare payments, electronic presentment and payment, and business transformation services. Metavante (www.metavante.com) is headquartered in Milwaukee.

Metavante is a registered trademark of Metavante Corporation.

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